UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2019

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, without par value	HI	New York Stock Exchange

Indicate by the check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Third Amended and Restated Credit Agreement

On August  28, 2019, Hillenbrand, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, as a borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Credit Agreement amends and restates the Company’s second amended and restated credit agreement, dated as of December 8, 2017, which provided for a revolving credit facility of up to $900 million (which may be expanded, subject to the approval of the lenders providing the additional loans, by an additional $450 million) in an aggregate principal amount (the “Revolver”). The Credit Agreement extends the maturity date of the Revolver to August 28, 2024 and provides for a new term loan facility in an aggregate principal amount of up to $500 million (the “Term Loan Facility”).

The term loan lenders' commitments to advance term loans to the Company under the Term Loan Facility are subject to customary closing conditions, including the concurrent closing of the Company's previously announced acquisition of Milacron Holdings Corp (“Milacron”). The proceeds of the term loans may be used to pay a portion of the consideration payable in connection with proposed acquisition of Milacron, fees and expenses related to the proposed acquisition and the term loans and to repay certain indebtedness of Milacron and its subsidiaries on closing of the proposed acquisition.

The term loans will mature on the fifth anniversary of the date on which they are borrowed, subject to quarterly amortization payments (equal to 5% of the original principal amount of the term loans in each of years 1 and 2, 7.5% in each of years 3 and 4, and 10% in year 5). The term loan commitments will bear a ticking fee of 0.15% on the amount of the commitments commencing 60 days after the signing date until the date the term loans are funded or the commitments under the Term Loan Facility are terminated. The term loans will, once borrowed, accrue interest, at the Company’s option, at the LIBO Rate or the Alternate Base Rate (each as defined in the Credit Agreement) plus a margin based on the Company’s leverage ratio, ranging from 1.00% to 1.75% for term loans bearing interest at the LIBO Rate and 0.0% to 0.75% for term loans bearing interest at the Alternate Base Rate.

The term loans will be subject to the same affirmative and negative covenants and events of default as those applicable to the Revolver. The term loans will be guaranteed by the same subsidiaries of the Company that guarantee the Revolver.

The foregoing description of the Credit Agreement is a general description and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 hereto.

Amendment No. 5 to Private Shelf Agreement

On September 4, 2018, the Company and the subsidiary guarantors party thereto entered into Amendment No. 5 to Private Shelf Agreement (the “Shelf Amendment”), which amends the Private Shelf Agreement, among the Company, PGIM, Inc. (f/k/a Prudential Investment Management, Inc.) and each Prudential Affiliate (as defined therein) bound thereby, dated December 6, 2012 (as amended from time to time, including pursuant to the Shelf Amendment, the “Shelf Agreement”). The Shelf Amendment aligns certain covenants, definitions and other provisions in the Shelf Agreement with those under the Credit Agreement, as amended as described above.

The foregoing description of the Shelf Amendment is a general description and is qualified in its entirety by reference to the Shelf Amendment filed as Exhibit 10.2 hereto.

Amendment to L/G Facility Agreement

On September 4, 2018, the Company and certain of its subsidiaries entered into that certain Amendment and Restatement Agreement (the “L/G Amendment”), which amends the Syndicated Letter of Guarantee Facility Agreement, dated March 8, 2018 (as so amended, the “L/G Facility Agreement”), by and among the Company, certain of its subsidiaries party thereto, the lenders party thereto, and Commerzbank Finance & Covered Bond S.A., acting as agent. The L/G Amendment aligns certain covenants, definitions and other provisions in the L/G Facility Agreement to align with those under the Credit Agreement, as amended as described above.

The foregoing description of the L/G Amendment is a general description and is qualified in its entirety by reference to the L/G Amendment filed as Exhibit 10.3 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description of Exhibit

10.1	Third Amended and Restated Credit Agreement, dated as of August 28, 2019, among Hillenbrand, Inc., as a borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
10.2	Amendment No. 5 to Private Shelf Agreement, dated as of September 4, 2019, among Hillenbrand, Inc., PGIM, Inc. (f/k/a Prudential Investment Management, Inc.), the subsidiary guarantors party thereto, and the additional parties thereto.
10.3	Amendment and Restatement Agreement, dated as of September 4, 2018, among Hillenbrand, Inc., certain of its subsidiaries party thereto, the lenders party thereto, and Commerzbank Finance & Covered Bond S.A., acting as agent.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 4, 2019	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
	Name:	Nicholas R. Farrell
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer